P&G

                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202

                                                    FOR IMMEDIATE RELEASE



      P&G DELIVERS RESULTS ABOVE EXPECTATIONS - RAISES FISCAL YEAR OUTLOOK
      --------------------------------------------------------------------

        STRONG SALES GROWTH ON P&G AND GILLETTE DRIVES HIGHER EPS RESULTS
        -----------------------------------------------------------------

     CINCINNATI, Jan. 27, 2006 - The Procter & Gamble Company (NYSE:PG) announced earnings per share for the October - December quarter of $0.72. Earnings growth was driven by strong sales growth on P&G and Gillette businesses. P&G's organic sales increased eight percent behind broad-based increases across all business units and geographies. Organic sales exclude the impact of acquisitions, divestitures, and foreign exchange. Reported net sales, which include the addition of the Gillette business, increased 27 percent.


EXECUTIVE SUMMARY
-----------------

o Unit volume grew 27 percent. Organic volume, which excludes acquisitions and divestitures, increased six percent. Organic volume increased across every segment and every region.

o Net sales increased 27 percent to $18.34 billion. Organic sales, which exclude acquisitions, divestitures and foreign exchange impacts, grew eight percent. Organic sales for the Gillette business unit increased six percent versus prior year pro forma results.

o Net earnings increased 29 percent to $2.55 billion driven largely by the addition of Gillette. Diluted earnings per share were $0.72, in-line with prior year results despite an estimated $0.06 - $0.07 of dilution from the Gillette acquisition. The dilution estimate includes $0.03 of one-time charges.

     "Growth momentum on P&G and Gillette continues to be strong," said Chairman of the Board, President and Chief Executive A.G. Lafley. "Excellent topline growth enabled us to exceed earnings expectations in what we anticipate to be the most difficult cost quarter of the fiscal year. This quarter's results, a robust innovation pipeline, and good progress on the Gillette integration, give us the confidence to raise the earnings outlook for the fiscal year."


QUARTERLY DISCUSSION
--------------------

     Unit volume increased 27 percent versus the prior year period driven by the addition of the Gillette business as well as strong base business growth. Organic volume, which excludes the impact of acquisitions and divestitures from year-over-year comparisons, increased six percent. Every business segment except Snacks and Coffee, which was impacted by Hurricane Katrina, delivered mid-single digit or higher organic volume growth. In addition, every geographic region delivered organic growth, with developing regions growing organic volume in the mid-teens.

     Net sales increased 27 percent to $18.34 billion. Organic sales, which exclude acquisitions, divestitures and foreign exchange impacts, grew eight percent. Foreign exchange had a negative two percent impact on sales growth. Pricing and mix had a positive two percent impact on sales growth.

     Net earnings increased 29 percent to $2.55 billion. Earnings growth was primarily driven by growth on the base P&G business and the addition of Gillette, partially offset by acquisition related costs, increased commodity prices and costs associated with Hurricane Katrina. Hurricane Katrina's impact on the Coffee business negatively affected earnings per share by about $0.01 in the quarter.

     Diluted net earnings per share were $0.72, in-line with comparable prior year period results. Earnings per share included an estimated $0.06-$0.07 cents per share of dilution related to the Gillette acquisition. The dilution estimate includes $0.03 of one-time charges.

     With regards to the Gillette integration, the company stated that it is making very strong progress on both the revenue and cost synergies and remains on track with its three year revenue and cost synergy commitments.


KEY FINANCIAL HIGHLIGHTS
------------------------

o Gross margin was 52.4 percent, even versus the prior year period. Higher commodity costs reduced gross margin by about 150 basis points in the quarter. Scale leverage, cost savings initiatives, pricing and the mix benefits from the addition of Gillette offset the increase in commodity costs.

o Selling, general, and administrative expenses (SG&A) improved as a percentage of net sales by 50 basis points. This was primarily driven by strong organic sales growth in the quarter that outpaced increases in SG&A spending, as well as the favorable mix impacts of adding the Gillette business. These benefits were partially offset by acquisition expenses related to increased amortization costs.

o The company's operating cash flow for the quarter was $2.58 billion versus $2.05 billion for the comparable year ago period. Operating cash flow increased behind higher base and Gillette earnings and lower inventory levels, which were partially offset by higher accounts receivable. Free cash flow, defined as operating cash flow less capital spending, was $1.95 billion. Free cash flow productivity was 76%, roughly in-line with prior year levels.

o The company repurchased $3.5 billion of P&G stock during the quarter as part of its previously announced Gillette share repurchase program. This brings the cumulative value of shares purchased under the program to $12.0 billion. The company now expects to repurchase about $20 billion in total under the program and to complete the program by mid-calendar year 2006.


BUSINESS SEGMENT DISCUSSION
---------------------------

     The following provides perspective on the company's October - December results by business segment.


BEAUTY
------
o Beauty volume increased nine percent including the addition of the Gillette Personal Care business. Organic volume, which excludes the impact of acquisitions and divestitures, increased five percent. Skin Care delivered double digit volume growth behind product innovations including Olay Regenerist and Total Effects Cleansing. The Feminine Care business delivered volume growth in the upper-single digits behind Always softness innovations, scent line extensions, Naturella expansion, and continued growth of Tampax Pearl. Retail Hair Care volume was up mid-single digits. Strong growth in developing regions and in hair colorants behind innovations on Koleston, Wellaton and Nice n' Easy was partially offset by the discontinuation of minor shampoo brands in the US. Cosmetics volume declined in the mid-single digits versus a strong base period that included pipeline shipments ahead of a major initiative launch. Net sales increased seven percent to $5.37 billion, including a negative two percent foreign exchange impact. Net earnings increased seven percent to $848 million. Volume growth was partially offset by higher commodity costs and increased marketing investments to support initiative programs, primarily in developing regions.

FAMILY HEALTH
-------------
o Health Care delivered 31 percent volume growth including Gillette Oral Care. Organic volume, which excludes the impact of acquisitions and divestitures, increased eight percent. Volume increases were driven by Pharmaceuticals and Personal Health behind continued growth on Actonel and Prilosec OTC. Oral Care also grew behind Crest, which delivered double-digit organic volume growth. Growth on Crest was driven by share increases in North America and continued strength in developing markets. Net sales increased 29 percent to $2.64 billion driven by the addition of Gillette Oral Care as well as strong organic volume growth. Pricing had a positive one percent impact on sales growth from prior period increases on Actonel and Prilosec OTC. Foreign exchange had a negative one percent impact on sales growth. Product mix reduced sales by two percent due, in part, to the impact of adding Gillette Oral Care, which has a lower average selling price than the balance of the segment. Net earnings increased 41 percent to $427 million behind volume growth, including the addition of Gillette Oral Care, and margin expansion on P&G's base business.

o Baby Care and Family Care delivered solid volume growth of five percent during the quarter. Volume increased behind product initiatives such as Pampers Full Motion in Western Europe and Bounty and Charmin "Basic", as well as very strong growth in developing markets. Baby Care volume in developed regions was negatively impacted by high levels of competitive pricing activity in North America. Net sales increased two percent to $3.04 billion, including a negative two percent foreign exchange impact. Pricing added one percent to sales growth, but was offset by a negative two percent geographic and product mix impact. Net earnings declined five percent to $330 million versus a strong base period in which earnings grew by 29 percent. Earnings in the quarter were negatively impacted by the spike in energy costs that followed the hurricanes last September as well as reduced volume in North America Baby Care.

HOUSEHOLD CARE
--------------
o Fabric Care and Home Care delivered strong volume growth of seven percent. Volume was driven by innovations such as Tide with Febreze, Tide Coldwater, Ariel Ion Power Gels, Cascade Action Packs, Febreze Air Effects and the expansion of Bold in Japan, coupled with very strong customer support on key initiatives. Fabric Care grew volume in the upper-single digits behind double digit global growth on Tide. Net sales increased eight percent to $4.08 billion, including a negative two percent foreign exchange impact. Pricing across the Fabric Care and Home Care businesses added two points to sales growth. Favorable product mix added an additional one point to sales growth. Net earnings increased eight percent to $593 million. Earnings growth reflects top line progress, as well as strong cost savings and pricing to mitigate commodity price increases.

o Snacks and Coffee results continued to be impacted by Hurricane Katrina. Volume grew three percent, as a mid-single digit decline in Coffee volume partially offset growth in other businesses. Snacks volume was up mid-single digits. Sales were $927 million, an increase of 10 percent. Pricing actions taken in the prior year in response to rising coffee prices added 9 percent to sales. Unfavorable mix and foreign exchange each had a negative one percent impact on sales. Earnings declined 20% to $95 million, as sales growth was offset by increased costs related to Hurricane Katrina and negative product mix.

GILLETTE (comparisons are versus published pro forma results released
--------  on October 4, 2005)
o Blades and Razors sales increased six percent to $1.15 billion. Positive pricing of two percent offset a negative two percent foreign exchange impact. Sales were driven by M3Power, Venus Vibrance, and Venus Disposables as well as continued consumer trade-up in developing markets. Reported earnings before income taxes increased 11 percent to $375 million compared to published pro forma prior year results. Before any impacts of purchase accounting related adjustments, earnings before income taxes were $491 million, an increase of 46 percent. Approximately one-third of this percentage increase was caused by non-recurring costs in the base period, primarily related to charges for the European Manufacturing Realignment and the Functional Excellence programs. The balance of the earnings increase was driven by strong sales, a more profitable product mix, price increases and lower overhead and manufacturing expenses. Net earnings for the segment were $272 million.

o Duracell and Braun delivered one percent sales growth to $1.28 billion during the quarter. Volume growth was partially offset by a negative two percent impact from foreign exchange. Duracell sales increased behind share growth, while Braun sales were driven by strong performance on new products such as 360 Complete, Tassimo, and Contour. Reported earnings before income taxes increased 46 percent to $243 million compared to published pro forma prior year results. Before any impact of purchase accounting related adjustments, earnings before income taxes were $286 million, an increase of 71 percent. Approximately one-half of this percentage increase was caused by non-recurring costs in the base period, primarily related to charges for the Functional Excellence program and asset write-downs. The balance of the earnings growth was driven primarily by favorable volume, lower manufacturing expenses and reduced overhead costs. Net Earnings for the segment were $165 million.

JANUARY - MARCH AND FISCAL YEAR GUIDANCE
----------------------------------------

For the 2006 fiscal year, the company expects its fifth consecutive year of base business growth at or above its long-term growth targets. Organic sales, which exclude the impact of foreign exchange, acquisitions, and divestitures, are expected to grow six to seven percent. This represents a one percent increase versus prior guidance due to continued strength on the base business. The sales growth estimate includes a positive one percent contribution from pricing and mix. Foreign exchange is expected to have a negative two percent impact on sales growth while acquisitions and divestitures are expected to add 14 to 15 percent growth to sales. Net sales are expected to grow 18 to 20 percent for the fiscal year.

Earnings per share for the fiscal year are now expected to be between $2.58 - $2.62. The company raised the mid-point of its earnings per share estimate by $0.03 due to strong topline momentum on both the base P&G business and the Gillette business. The earnings per share estimate includes $0.19 - $0.23 of Gillette dilution. The dilution estimate includes $0.09 to $0.11 of one-time expenses. For the second half of the fiscal year, the company projects earnings per share growth in the mid-teens excluding Gillette dilution.

In the January - March quarter, the company expects organic sales, which exclude the impact of acquisitions, divestitures and foreign exchange, to increase between five to seven percent including a positive one percent impact from pricing and mix. Foreign exchange is estimated to have a negative two percent impact on sales growth. Acquisitions and divestitures are expected to add 17 to 18 percent, resulting in net sales growth of 20 to 23 percent in the March quarter.

Earnings per share for the March quarter are expected to be $0.58 to $0.61, including Gillette dilution of $0.07 to $0.10 per share. The dilution estimate for the quarter includes one-time expenses of $0.02 - $0.03 per share. Gillette dilution in the March quarter is expected to be higher than in the December quarter due to the seasonality of Gillette earnings and investments behind the Fusion launch.

FORWARD LOOKING STATEMENTS
--------------------------

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Company's acquisition of The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction, and (ii) the Domination and Profit Transfer Agreement with Wella; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company's announced plan to repurchase shares of the Company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT PROCTER & GAMBLE
----------------------
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R). Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G MEDIA CONTACT:
-----------------
In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
Chris Peterson - (513) 983-2414

                          THE PROCTER & GAMBLE COMPANY


EXHIBIT 1:  NON-GAAP MEASURES

     In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

     ORGANIC SALES GROWTH. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales:

                                                     TOTAL P&G      GILLETTE GBU
                                                     ---------      ------------
Total Sales Growth                                      27%              4%
Foreign Exchange Impact                                  2%              2%
Acquisition/Divestiture Impact                         -21%              0%
                                                       ----            ----
Organic Sales Growth                                     8%              6%


     EARNINGS BEFORE INCOME TAXES EXCLUDING PURCHASE ACCOUNTING ADJUSTMENTS. EBIT Excluding Purchase Accounting Adjustments is a non-GAAP measure that excludes all purchase accounting adjustments from Earnings Before Income Taxes. This measure is used only in connection with our discussion of the newly established Gillette reporting segments. Management believes this provides a more comparable measure for comparing post-acquisition EBIT results with pre-acquisition EBIT results for the Gillette GBU.

     The reconciliation of EBIT Excluding Purchase Accounting Adjustments is provided here for the Blades & Razors and the Duracell & Braun segments for the October - December 2005 quarter ($ millions):


                                                          BLADES &      DURACELL
                                                           RAZORS       & BRAUN
                                                          --------      --------
EARNINGS BEFORE INCOME TAXES (EBIT)                          $375         $243
Impact of Inventory Step Up on Cost of Goods Sold              20           28
Incremental depreciation & amortization from fixed and
         intangible asset revaluation                         100           18
Other                                                          (4)          (3)
--------------------------------------------------------------------------------
EBIT EXCLUDING PURCHASE ACCOUNTING ADJUSTMENTS               $491         $286

EBIT (October - December Quarter 2004)                       $337         $167

2005 EBIT EXCL. PURCHASE ACCOUNTING ADJ. VS. 2004 EBIT        46%          71%

Note: EBIT for October - December 2004 was provided in previously published Gillette Pro Forma results


     FREE CASH FLOW. Free cash flow is defined as operating cash flow less capital spending. We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.

     FREE CASH FLOW PRODUCTIVITY. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company's long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management.

     The reconciliation of free cash flow and free cash flow productivity is provided below ($ millions):

                Operating    Capital     Free        Net         Free Cash
($MM)           Cash Flow   Spending   Cash Flow   Earnings   Flow Productivity
-------------------------------------------------------------------------------
Jul - Sep '05    2,171        401       1,770       2,029          87%
Oct - Dec '05    2,575        628       1,947       2,546          76%
-------------------------------------------------------------------------------
Jul - Dec '05    4,746      1,029       3,717       4,575          81%

                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                       (Amounts in Millions Except Per Share Amounts)
                                              Consolidated Earnings Information

                                               -----------------------------------------   -----------------------------------
                                                             OND QUARTER                                  FYTD
                                               -----------------------------------------   -----------------------------------

                                                   OND 05         OND 04        % CHG       12/31/2005    12/31/2004    % CHG
                                               -----------    -----------     ----------   ------------  ------------  -------
NET SALES                                       $  18,337      $  14,452           27 %     $  33,130     $  28,196      17 %
 COST OF PRODUCTS SOLD                              8,732          6,885           27 %        15,891        13,508      18 %
                                               -----------    -----------                  ------------  ------------
GROSS MARGIN                                        9,605          7,567           27 %        17,239        14,688      17 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE          5,713          4,585           25 %        10,290         8,917      15 %
                                               -----------    -----------                  ------------  ------------
OPERATING INCOME                                    3,892          2,982           31 %         6,949         5,771      20 %
 TOTAL INTEREST EXPENSE                               299            200                          518           381
 OTHER NON-OPERATING INCOME, NET                       68             55                          142           237
                                               -----------    -----------                  ------------  ------------
EARNINGS BEFORE INCOME TAXES                        3,661          2,837           29 %         6,573         5,627      17 %
 INCOME TAXES                                       1,115            862                        1,998         1,710

NET EARNINGS                                        2,546          1,975           29 %         4,575         3,917      17 %
                                               ===========    ===========                  ============  ===========
EFFECTIVE TAX RATE                                 30.5 %         30.4 %                       30.4 %        30.4 %


PER COMMON SHARE:
 BASIC NET EARNINGS                             $    0.76      $    0.77           (1)%     $    1.57     $    1.52       3 %
 DILUTED NET EARNINGS                           $    0.72      $    0.72            0 %     $    1.48     $    1.42       4 %
 DIVIDENDS                                      $    0.28      $    0.25                    $    0.56     $    0.50
AVERAGE DILUTED SHARES OUTSTANDING                3,547.0        2,752.1                      3,098.0       2,759.1



COMPARISONS AS A % OF NET SALES                                                Basis Pt Chg                          Basis Pt Chg
 COST OF PRODUCTS SOLD                             47.6 %         47.6 %            -          48.0 %        47.9 %       10
 GROSS MARGIN                                      52.4 %         52.4 %            -          52.0 %        52.1 %      (10)
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE         31.2 %         31.7 %           (50)        31.1 %        31.6 %      (50)
 OPERATING MARGIN                                  21.2 %         20.6 %            60         21.0 %        20.5 %       50
 EARNINGS BEFORE INCOME TAXES                      20.0 %         19.6 %            40         19.8 %        20.0 %      (20)
 NET EARNINGS                                      13.9 %         13.7 %            20         13.8 %        13.9 %      (10)

                                   THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                               (Amounts in Millions)
                                        Consolidated Earnings Information


                                              -----------------------------------------------------------------------
                                                                Three Months Ended December 31, 2005
                                              -----------------------------------------------------------------------
                                                            % Change     Earnings  % Change                 % Change
                                                              Versus       Before    Versus          Net      Versus
                                                Net Sales   Year Ago Income Taxes  Year Ago     Earnings    Year Ago
                                              -----------------------------------------------------------------------
P&G BEAUTY                                        $ 5,370         7%      $ 1,166        2%        $ 848          7%

     HEALTH CARE                                    2,639        29%          635       39%          427         41%
     BABY CARE AND FAMILY CARE                      3,036         2%          521       -7%          330         -5%
                                              -----------------------------------------------------------------------
P&G FAMILY HEALTH                                   5,675        13%        1,156       14%          757         16%

     FABRIC CARE AND HOME CARE                      4,081         8%          888        9%          593          8%
     SNACKS AND COFFEE                                927        10%          144      -21%           95        -20%
                                              -----------------------------------------------------------------------
P&G HOUSEHOLD CARE                                  5,008         8%        1,032        3%          688          3%

     BLADES AND RAZORS                              1,153        N/A          375       N/A          272         N/A
     DURACELL AND BRAUN                             1,279        N/A          243       N/A          165         N/A
                                              -----------------------------------------------------------------------
GILLETTE BUSINESS UNIT                              2,432        N/A          618       N/A          437         N/A

TOTAL BUSINESS SEGMENT                             18,485        26%        3,972       26%        2,730         29%
CORPORATE                                            (148)       N/A         (311)      N/A         (184)        N/A
                                              -----------------------------------------------------------------------
TOTAL COMPANY                                      18,337        27%        3,661       29%        2,546         29%


                                              -----------------------------------------------------------------------
                                                                  Six Months Ended December 31, 2005
                                              -----------------------------------------------------------------------
                                                            % Change     Earnings  % Change                 % Change
                                                              Versus       Before    Versus          Net      Versus
                                                Net Sales   Year Ago Income Taxes  Year Ago     Earnings    Year Ago
                                              -----------------------------------------------------------------------

P&G BEAUTY                                       $ 10,359         7%      $ 2,244        6%      $ 1,631         11%

     HEALTH CARE                                    4,722        21%        1,136       39%          763         40%
     BABY CARE AND FAMILY CARE                      6,035         4%        1,031       -3%          650         -1%
                                              -----------------------------------------------------------------------
P&G FAMILY HEALTH                                  10,757        11%        2,167       15%        1,413         17%

     FABRIC CARE AND HOME CARE                      8,296         9%        1,851        9%        1,234          9%
     SNACKS AND COFFEE                              1,633         3%          252      -17%          168        -15%
                                              -----------------------------------------------------------------------
P&G HOUSEHOLD CARE                                  9,929         8%        2,103        5%        1,402          5%

     BLADES AND RAZORS                              1,153        N/A          375       N/A          272         N/A
     DURACELL AND BRAUN                             1,279        N/A          243       N/A          165         N/A
                                              -----------------------------------------------------------------------
GILLETTE BUSINESS UNIT                              2,432        N/A          618       N/A          437         N/A

TOTAL BUSINESS SEGMENT                             33,477        17%        7,132       19%        4,883         22%
CORPORATE                                            (347)       N/A         (559)      N/A         (308)        N/A
                                              -----------------------------------------------------------------------
TOTAL COMPANY                                      33,130        17%        6,573       17%        4,575         17%


                                                          OCTOBER - DECEMBER NET SALES INFORMATION
                                                                (Percent Change vs. Year Ago) *

                                        Volume         Volume
                                          With        Without
                                   Acquisition   Acquisitions/                                        Total   Total Impact
                                   Divestiture   Divestitures       FX        Price    Mix/Other      Impact         Ex-FX
                                   ---------------------------------------------------------------------------------------
P&G BEAUTY                                 9%            5%        -2%           0%        0%           7%            9%

P&G FAMILY HEALTH
     HEALTH CARE                          31%            8%        -1%           1%       -2%          29%           30%
     BABY CARE AND FAMILY CARE             5%            5%        -2%           1%       -2%           2%            4%

P&G HOUSEHOLD CARE
     FABRIC CARE AND HOME CARE             7%            7%        -2%           2%        1%           8%           10%
     SNACKS AND COFFEE                     3%            3%        -1%           9%       -1%          10%           11%

GILLETTE BUSINESS UNIT
     BLADES & RAZORS                      N/A           N/A        N/A          N/A       N/A          N/A           N/A
     DURACELL AND BRAUN                   N/A           N/A        N/A          N/A       N/A          N/A           N/A

TOTAL COMPANY                             27%            6%        -2%           1%        1%          27%           29%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

                               THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                          (Amounts in Millions)
                                    Consolidated Cash Flows Information

                                                                  -------------------------------------------
                                                                         Six Months Ended December 31
                                                                  -------------------------------------------
                                                                                 2005                   2004
                                                                  --------------------     ------------------

BEGINNING CASH                                                                  6,389                  4,232

OPERATING ACTIVITIES
    NET EARNINGS                                                                4,575                  3,917
    DEPRECIATION AND AMORTIZATION                                               1,158                    928
    SHARE BASED COMPENSATION EXPENSE                                              208                    218
    DEFERRED INCOME TAXES                                                         271                    345
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                                      (957)                  (387)
        INVENTORIES                                                                73                   (582)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES                          (617)                  (490)
        OTHER OPERATING ASSETS & LIABILITIES                                      (96)                  (171)
    OTHER                                                                         131                    185
                                                                  --------------------     ------------------

  TOTAL OPERATING ACTIVITIES                                                    4,746                  3,963
                                                                  --------------------     ------------------

INVESTING ACTIVITIES
    CAPITAL EXPENDITURES                                                       (1,029)                  (911)
    PROCEEDS FROM ASSET SALES                                                     339                    367
    ACQUISITIONS, NET OF CASH ACQUIRED                                            249                   (351)
    CHANGE IN INVESTMENT SECURITIES                                                39                   (111)
                                                                  --------------------     ------------------

  TOTAL INVESTMENT ACTIVITIES                                                    (402)                (1,006)
                                                                  --------------------     ------------------

FINANCING ACTIVITIES
    DIVIDENDS TO SHAREHOLDERS                                                  (1,691)                (1,335)
    CHANGE IN SHORT-TERM DEBT                                                  (5,468)                    50
    ADDITIONS TO LONG TERM DEBT                                                15,412                  3,041
    REDUCTION OF LONG TERM DEBT                                                (2,602)                (1,565)
    PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS AND OTHER                         510                    217
    TREASURY PURCHASES                                                         (9,032)                (1,633)
                                                                  --------------------     ------------------

  TOTAL FINANCING ACTIVITIES                                                   (2,871)                (1,225)
                                                                  --------------------     ------------------

EXCHANGE EFFECT ON CASH                                                           (46)                   437
                                                                  --------------------     ------------------

CHANGE IN CASH AND CASH EQUIVALENTS                                             1,427                  2,169
                                                                  --------------------     ------------------

ENDING CASH                                                                     7,816                  6,401
                                                                  ====================     ==================



                               THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                          (Amounts in Millions)
                                    Consolidated Balance Sheet Information

                                                                   December 31, 2005         June 30, 2005
                                                                  --------------------     ------------------
CASH AND CASH EQUIVALENTS                                           $           7,816        $         6,389
INVESTMENTS SECURITIES                                                          1,996                  1,744
ACCOUNTS RECEIVABLE                                                             6,056                  4,185
TOTAL INVENTORIES                                                               6,437                  5,006
OTHER                                                                           4,120                  3,005
                                                                  --------------------     ------------------
TOTAL CURRENT ASSETS                                                           26,425                 20,329

NET PROPERTY, PLANT AND EQUIPMENT                                              18,225                 14,332
NET GOODWILL AND OTHER INTANGIBLE ASSETS                                       88,493                 24,163
OTHER NON-CURRENT ASSETS                                                        3,379                  2,703
                                                                  --------------------     ------------------

TOTAL ASSETS                                                        $         136,522        $        61,527
                                                                  ====================     ==================


ACCOUNTS PAYABLE                                                    $           3,904        $         3,802
ACCRUED AND OTHER LIABILITIES                                                   9,496                  7,531
TAXES PAYABLE                                                                   2,497                  2,265
DEBT DUE WITHIN ONE YEAR                                                        4,608                 11,441
                                                                  --------------------     ------------------
TOTAL CURRENT LIABILITIES                                                      20,505                 25,039

LONG-TERM DEBT                                                                 31,394                 12,887
OTHER                                                                          18,209                  5,126
                                                                  --------------------     ------------------
TOTAL LIABILITIES                                                              70,108                 43,052
                                                                  --------------------     ------------------

                                                                  --------------------     ------------------
TOTAL SHAREHOLDERS' EQUITY                                                     66,414                 18,475
                                                                  --------------------     ------------------

                                                                  --------------------     ------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                            $         136,522        $        61,527
                                                                  ====================     ==================